Exhibit 99.1

Consent of Director Nominee

The RMR Group Inc. is filing a Registration Statement on Form S-1 (Registration No. 333-                ) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the distribution of shares of its Class A common stock. In connection therewith, I hereby consent, pursuant to Rule 438 under the Securities Act, to being named as a nominee to the board of directors of The RMR Group Inc. in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Ann Logan
	Name:	Ann Logan

Date: October 7, 2015